UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2014

HOT MAMA’S FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54976	51-0459931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Avocado Street, Springfield, MA 01104

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (413) 737-6572

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

HOT MAMA’S FOODS, INC.

CURRENT REPORT ON FORM 8-K

TABLE OF CONTENTS

Item 1.02 Termination of a Material Definitive Agreement
Item 2.06 Material Impairments
Item 9.01 Financial Statements and Exhibits
Signatures

Item 1.02	Termination of a Material Definitive Agreement

On June 6, 2014, Hot Mama’s Foods, Inc. (OTCQB: “HOTF”) (the “Company”) received notice from Trader Joe’s cancelling their agreement to purchase food products manufactured by the Company. As a result, our products will no longer be carried in Trader Joe’s stores until such time as we can reach a new agreement with Trader Joe’s management. It is important to note that Trader Joe’s was our largest customer representing approximately 51% of our annual revenue. The termination of this agreement resulted from our temporary failure to pass an FDA inspection at our Chicago production facility. In response, we have shifted food production to our Massachusetts facility and we are aggressively working to remediate the issues that were identified by the FDA. Although the Company may experience a significant short term loss in revenues we are vigorously seeking new customers to make up for the loss of Trader Joe’s business.

Item 2.06 Material Impairments.

The information provided in Item 1.02 above is hereby incorporated by reference in this Item 2.06. As a result of the termination of the Trader Joe’s agreement we anticipate a loss of goodwill and a reduction of approximately 51% of our revenues. In order to cover our expenses the Company anticipates that it will need to sell approximately $500,000 of assets.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 11, 2014	Hot Mama’s Foods, Inc.
/s/ Matthew Morse
Matthew Morse
Chief Executive Officer
(Principal Executive Officer)

Exhibit Index

None